EXHIBIT E

Joint Filing Agreement

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Amendment with respect to the Common Units of KNOT Offshore Partners LP to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Amendment jointly on behalf of each such party.

Date: June 16, 2026

KNUTSEN NYK OFFSHORE TANKERS AS

/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	President and Chief Executive Officer

NYK HOLDING (EUROPE) B.V.

/s/ Kotaro Okuni
Name:	Kotaro Okuni
Title:	Director

NIPPON YUSEN KABUSHIKI KAISHA

/s/ Hironobu Watanabe
Name:	Hironobu Watanabe
Title:	Senior Managing Executive Officer

TS SHIPPING INVEST AS

/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	President and Chief Executive Officer

SEGLEM HOLDING AS

/s/ Trygve Seglem
Name:	Trygve Seglem
Title:	Chairman, President and Chief Executive Officer

TRYGVE SEGLEM

/s/ Trygve Seglem